Exhibit 99.1

For Immediate Release

Contact:	Kim Fehrt
Intersil Corporation
Tel: 408.546.3566
E-mail : kfehrt@intersil.com

Intersil Elects Greg Lang to Board of Directors

MILPITAS, CA, February 8, 2006 – Intersil Corporation (NASDAQ: ISIL), a world leader in the design and manufacture of high-performance analog solutions, named Greg Lang to its Board of Directors. He was elected to Intersil’s Board at a board meeting held today. Mr. Lang, age 42, is the president, CEO, and a director of Integrated Device Technology, Inc. (IDT), a leading supplier of semiconductor solutions. He joined IDT as president in October 2001, and has served as president and CEO since January 2003.

“We are excited to have Greg join the Intersil Board. His extensive semiconductor industry experience promises to be beneficial to the Board as we strive towards becoming a premier high performance analog company,” said Rich Beyer, Chief Executive Officer of Intersil Corporation.

Prior to joining IDT, Mr. Lang spent 15 years with Intel, where he served in various senior management positions including, most recently, as the vice president and general manager of Intel’s Platform Networking Group. During his tenure, Mr. Lang led Intel’s efforts in the Ethernet market to become the leading worldwide supplier of Fast Ethernet and Gigabit Ethernet connections for servers, desktops and notebook computers. He also played an instrumental role in forming six new business units within the company. Mr. Lang holds a bachelor’s and master’s degree in business administration from the University of Michigan and Washington State University, respectively.

About Intersil

Intersil Corporation is a leader in the design and manufacture of high performance analog semiconductors. The Company’s products address three of the industry’s fastest growing markets: flat panel displays, handheld and power management. Intersil products include power management devices for battery management, hot-swap and hot-plug controllers, linear regulators, supervisory ICs, switching DC / DC regulators and power MOSFET drivers; optical storage laser diode drivers; DSL line drivers; video and high performance operational amplifiers; data converters; interface ICs; analog switches and multiplexers; crosspoint switches; voice-over-IP devices; and ICs for military, space and rad-hard applications. For more information about Intersil or to find out how to become a member of our winning team, visit the Company’s web site and career page at www.intersil.com.

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